                                                    ----------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT)*

                          Alexion Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock ($.0001 par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   015351109
                         ------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                         ------------------------------
CUSIP NO.  015351109                13G                PAGE  2  OF  17
           ---------                                        ---    ----
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON      BIOTECHNOLOGY INVESTMENT GROUP, LLC ("BIO")
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         N/A



--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               891,898
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              891,898
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       891,898
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                         ------------------------------
CUSIP NO.  015351109                13G                PAGE  3  OF  17
           ---------                                        ---    ----
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON                EDWARD BLECH TRUST ("EBT")
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      N/A



--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)[ ]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               891,898
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              891,898
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       891,898
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                         ------------------------------
CUSIP NO.  015351109                13G                PAGE  4  OF  17
           ---------                                        ---    ----
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON           COLLINSON HOWE VENTURE PARTNERS, INC.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          N/A



--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               891,898
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              891,898
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       891,898
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  5  OF  17
           ---------                                        ---    ----
-------------------------                         ------------------------------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON            SCHRODERS INCORPORATED ("SI")
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          N/A



--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               891,898
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              891,898
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       891,898
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                         ------------------------------
CUSIP NO.  015351109                   13G             PAGE  6  OF  17
           ---------                                        ---    ----
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON            JEFFREY J. COLLINSON ("JJC")
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          N/A



--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              7,131
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               899,029
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 7,131
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              899,029
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       899,029
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.2%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                         ------------------------------
CUSIP NO.  015351109                   13G             PAGE  7  OF  17
           ---------                                        ---    ----
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON          SCHRODER VENTURES U.S. TRUST ("SVUST")
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          N/A



--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Bermuda
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               891,898
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              891,898
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       891,898
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                         ------------------------------
CUSIP NO.    015351109                13G              PAGE  8  OF  17
             ---------                                      ---    ----
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON   SCHRODER VENTURES LIMITED PARTNERSHIP ("SVLP")
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          N/A



--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               891,898
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              891,898
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       891,898
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  9  OF  17
           ---------                                        ---    ----
-------------------------                         ------------------------------

ITEM 1(a).        NAME OF ISSUER:   Alexion Pharmaceuticals, Inc.
                  ---------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  25 Science Park
                  New Haven, CT 06511

ITEM 2.    NAMES, ADDRESSES AND CITIZENSHIP OF PERSONS FILING:
           --------------------------------------------------

I.         For Reporting Person
           --------------------

           BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.:

           a)     Biotechnology Investment Group, L.L.C.

           b)     c/o Collinson Howe Venture Partners, Inc.
                  1055 Washington Boulevard
                  Stamford, CT 06901

           c)     Place of organization -- Delaware

II.        REGARDING REPORTING PERSON EDWARD BLECH TRUST:

           a)     Edward Blech Trust

           b)     418 Avenue I
                  Brooklyn, NY  11231

           c)     Trusted created under laws of New York

           REGARDING REPORTING PERSON COLLINSON HOWE VENTURE PARTNERS, INC.

           a)     Collinson Howe Venture Partners, Inc.

           b)     1055 Washington Boulevard
                  Stamford, CT  06901

           c)     Place of Organization - Delaware

           REGARDING REPORTING PERSON:

           a)     Schroders Incorporated

           b)     787 Seventh Avenue, 29th Floor
                  New York, NY 10019

           c)     Place of Organization -- Delaware

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  10  OF  17
           ---------                                        ----    ----
-------------------------                         ------------------------------

           REGARDING REPORTING PERSON JEFFREY J. COLLINSON:

           a)     Jeffrey J. Collinson

           b)     1055 Washington Boulevard,
                  Stamford, CT  06901

           c)     Citizenship - United States

           REGARDING REPORTING PERSON SCHRODER VENTURES US TRUST:

           a)     Schroder Ventures U.S. Trust

           b)     c/o Schroder Venture Managers Limited
                  22 Church Street
                  Hamilton HM 11, Bermuda

           c) SVUST is a closed-end unit trust created under the laws of Bermuda

           REGARDING REPORTING PERSON SCHRODER VENTURES LIMITED PARTNERSHIP:

           a)     Schroder Ventures Limited Partnership

           b)     c/o Schroder Ventures Management L.P.
                  787 Seventh Avenue
                  29th Floor
                  New York, NY 10019

           c)     Place of organization -- Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:  Common Stock
                  -----------------------------

ITEM 2(e).        CUSIP NUMBER:      N/A
                  -------------

ITEM 3.           IF THIS STATEMENT IF FILED PURSUANT TO RULES
                  --------------------------------------------
                  13D-1(b), or 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:
                  ------------------------------------------------------------
                  (a)  [ ]  Broker or Dealer registered under Section 15 of the
                            Act,

                  (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

                  (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

                  (d)  [ ]  Investment Company registered under Section 8 of the Investment Company Act,

                  (e)  [ ]  Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

                  (f)  [ ]  Employee Benefit Plan, Pension Fund which
                            is subject to the provisions of the Employee
                            Retirement Income Security Act of 1974 or
                            Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act,

                  (g)  [ ]  Parent Holding Company, in accordance with Rule
                            13d-1(b)(ii)(G); see Item 7,

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  11  OF  17
           ---------                                        ----    ----
-------------------------                         ------------------------------

                  (h)  [ ]    Group, in accordance with Rule 13d-1(b)(l)(ii)(H).
                  Not Applicable.

ITEM 4.           OWNERSHIP.
                  ---------
                  See Items 5-8 on cover pages.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  --------------------------------------------
                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON.
                  ------
                  Not Applicable.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ---------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  -------------------------------------------------------------
                  COMPANY.
                  -------
                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not Applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  12  OF  17
           ---------                                        ----    ----
-------------------------                         ------------------------------


SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     February 28, 1997           BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.
     -----------------           By: COLLINSON HOWE VENTURE PARTNERS, INC.
           Date                  Its: Managing Member

                                 By:                   *
                                    --------------------------------------------
                                      Jeffrey J. Collinson, President

                                 EDWARD BLECH TRUST


                                 By:                 *
                                    --------------------------------------------
                                      Mordechai Jofen, as Sole Trustee


                                 COLLINSON HOWE VENTURE PARTNERS, INC.


                                 By:                 *
                                    --------------------------------------------
                                      Jeffrey J. Collinson, President


                                                     *
                                 -----------------------------------------------
                                 JEFFREY J. COLLINSON


                                 SCHRODERS INCORPORATED


                                 By:                 *
                                    --------------------------------------------
                                      Jeffrey J. Collinson, Its Attorney-in-Fact

                                 SCHRODER VENTURES U.S. TRUST
                                 By:  SCHRODER VENTURE MANAGERS LIMITED
                                 Its: Manager


                                 By:                 *
                                    --------------------------------------------

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  13  OF  17
           ---------                                        ----    ----
-------------------------                         ------------------------------


                                SCHRODER VENTURES LIMITED
                                     PARTNERSHIP
                                By:  SCHRODER VENTURES MANAGEMENT L.P.
                                Its: General Partner
                                By:  SCHRODER VENTURE MANAGERS INC.
                                Its: General Partner



                                By:                 *
                                    --------------------------------------------



                                * By: /s/Timothy C. Maguire
                                    --------------------------------------------
                                         Timothy C. Maguire, Attorney-in-Fact

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  14  OF  17
           ---------                                        ----    ----
-------------------------                         ------------------------------



                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT
                                    ---------



     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Alexion Pharmaceuticals, Inc. by any of the undersigned.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED as a sealed instrument this 28th day of February, 1997.


                                        BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.
                                        By:COLLINSON HOWE VENTURE PARTNERS, INC.
                                        Its: Managing Member



                                        By: /s/Jeffrey J. Collinson
                                            ---------------------------------
                                             Jeffrey J. Collinson, President


                                        EDWARD BLECH TRUST


                                        By: /s/Mordechai Jofen
                                            ---------------------------------
                                             Mordechai Jofen, as Sole Trustee


                                        COLLINSON HOWE VENTURE PARTNERS, INC.


                                        By: /s/Jeffrey J. Collinson

                                            ---------------------------------
                                             Jeffrey J. Collinson, President


                                        /s/Jeffrey J. Collinson
                                            ---------------------------------
                                            JEFFREY J. COLLINSON

                                        SCHRODERS INCORPORATED


                                        By: /s/Jeffrey J. Collinson
                                            ---------------------------------
                                            Jeffrey J. Collinson
                                            Its:  Attorney-in-Fact



                                        SCHRODER VENTURES U.S. TRUST
                                        By:  SCHRODER VENTURE MANAGERS LIMITED
                                        Its: Manager


                                        By: /s/Peter Everson
                                            ---------------------------------
                                               Peter Everson

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  15  OF  17
           ---------                                        ----    ----
-------------------------                         ------------------------------


                                     SCHRODER VENTURES LIMITED
                                          PARTNERSHIP
                                     By:  SCHRODER VENTURES MANAGEMENT L.P.
                                     Its: General Partner
                                     By:  SCHRODER VENTURE MANAGERS INC.
                                     Its: General Partner


                                     By: /s/Peter Everson
                                         ------------------------------------
                                            Peter Everson

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  16  OF  17
           ---------                                        ----    ----
-------------------------                         ------------------------------

                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, and each entity for which an authorized signature appears below, hereby constitutes and appoints Timothy C. Maguire and Anne G. Plimpton, and each of them, each with full power to act without the other, his, her or its, as the case may be, true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself, herself or itself, as the case may be, as an individual or in his, her or its, as the case may be, capacity as a general partner of any partnership or a trustee of any trust, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, all in connection with the beneficial ownership of securities held by the undersigned, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney will remain in effect until revoked by an instrument in writing delivered to the aforesaid attorney(s)-in-fact. The undersigned each acknowledge that Timothy C. Maguire and Anne G. Plimpton are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 1997.


                                   BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.
                                   By:   COLLINSON HOWE VENTURE PARTNERS, INC.
                                   Its:  Managing Member


                                   By: /s/Jeffrey J. Collinson
                                       ---------------------------------------
                                          Jeffrey J. Collinson,
                                          President

                                   EDWARD BLECH TRUST


                                   By:  /s/Mordechai Jofen
                                       ---------------------------------------
                                           Mordechai Jofen,
                                           as Sole Trustee


                                  /s/Mordechai Jofen
                                  --------------------------------------------
                                     Mordechai Jofen



                                   COLLINSON HOWE VENTURE PARTNERS, INC.


                                   By: /s/Jeffrey J. Collinson
                                       ---------------------------------------
                                          Jeffrey J. Collinson,
                                          President

-------------------------                         ------------------------------
CUSIP NO.  015351109                  13G              PAGE  17  OF  17
           ---------                                        ----    ----
-------------------------                         ------------------------------


                                   /s/Jeffrey J. Collinson
                                   -----------------------------------------
                                      Jeffrey J. Collinson


                                   SCHRODERS INCORPORATED


                                   By: /s/Jeffrey J. Collinson
                                   -----------------------------------------
                                          Jeffrey J. Collinson
                                          Its: Attorney-in-Fact

                                   SCHRODER VENTURES LIMITED PARTNERSHIP
                                   By:   SCHRODER VENTURES MANAGEMENT L.P.
                                   Its:  General Partner
                                   By:   SCHRODER VENTURE MANAGERS INC.
                                   Its:  General Partner


                                   By:  /s/Peter Everson
                                   -----------------------------------------
                                           Peter Everson


                                   SCHRODER VENTURES U.S. TRUST
                                   By:   SCHRODER VENTURE MANAGERS LIMITED
                                   Its:  Manager


                                   By:  /s/Peter Everson
                                   -----------------------------------------
                                           Peter Everson